Exhibit 99.1

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RETIREMENT SAVINGS PLAN

Financial Statements as of December 31, 2012 and 2011 and for the Year Ended December 31, 2012, Supplemental Schedule as of December 31, 2012, and Report of Independent Registered Public Accounting Firm.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RETIREMENT SAVINGS PLAN

TABLE OF CONTENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Page
FINANCIAL STATEMENTS:

Statements of Net Assets Available for Benefits as of December 31, 2012 and 2011	1

Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2012	2

Notes to Financial Statements as of December 31, 2012 and 2011	3

SUPPLEMENTAL SCHEDULE:

Schedule of Assets Held for Investment Purposes at End of Year as of December 31, 2012	14

Other schedules required under the Employee Retirement Income Security Act of 1974 are omitted because of the absence of the conditions under which they are required.

Report of Independent Registered Public Accounting Firm

Schweitzer-Mauduit International, Inc.
Retirement Savings Plan:

We have audited the accompanying statements of net assets available for benefits of the Schweitzer-Mauduit International, Inc. Retirement Savings Plan (the “Plan”) as of December 31, 2012 and 2011 and the related statement of changes in net assets available for benefits for the year ended December 31, 2012. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2012 and 2011, and the changes in net assets available for benefits for the year ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as whole. The supplemental schedule of assets held for investment purposes at end of year is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ Moore, Colson & Company, P.C.

Marietta, Georgia
June 19, 2013

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. RETIREMENT SAVINGS PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2012 AND 2011

	2012	2011
Assets

Investments at fair value:
Schweitzer-Mauduit International, Inc.
stock fund	$18,220,056	$17,780,630
Shares of registered investment companies	36,754,463	31,586,837
Common collective trust funds	6,606,266	5,560,365
Stable return fund	16,129,000	15,613,000

Total investments at fair value	77,709,785	70,540,832

Receivables -
Accrued investment income	—	165

Total Assets	77,709,785	70,540,997

Liabilities -
Refunds due to participants	17,074	9,789

Net Assets Available for Benefits at Fair Value	77,692,711	70,531,208

Adjustment from Fair Value to Contract Value for Fully
Benefit Responsive Investment Contracts (Note 2)	(454,936)	(395,347)

Net Assets Available for Benefits	$77,237,775	$70,135,861

See accompanying notes to financial statements

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. RETIREMENT SAVINGS PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2012

ADDITIONS

Investment income:
Net appreciation in
fair value of investments	$7,398,143
Dividend income	841,374
Interest income	2,060
Total investment income		8,241,577

Contributions:
Participants' contributions	3,233,216
Employer's matching contributions	1,725,358
Rollovers from other plans	150,290

Total contributions		5,108,864

Transfers from previously allocated insurance contracts		120,705

Total additions		13,471,146

DEDUCTIONS

Administrative fees		(73,498)
Distributions to participants		(6,295,734)

Total deductions		(6,369,232)

Increase in net assets available for benefits		7,101,914

Net Assets Available for Benefits
-Beginning of Year		70,135,861

-End of Year		$77,237,775

See accompanying notes to financial statements

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF
DECEMBER 31, 2012 AND 2011

1.	PLAN DESCRIPTION AND FUNDING POLICY

The following brief description of the Plan is provided for general information purposes only. Participants should refer to the Plan agreement for more complete information.

General - The Plan is a defined contribution plan. Hourly U.S. employees of Schweitzer-Mauduit International, Inc. (the Company or SMI), represented by collective bargaining agreements (CBA) are eligible to participate in accordance with their CBA. The majority of SMI's employees are eligible to participate following one month of continuous service. The Board of Directors of the Company or its delegate may change the eligibility and other provisions of the Plan from time to time.

Contributions and Vesting - An eligible hourly, weekly or salaried employee may elect to participate in the Plan and have the Company make "401(k) contributions" (that is, contributions that are deducted from compensation paid by the employer before federal income taxes are withheld) on the participant's behalf. Such contributions may be any whole percentage of 1% to 15% of the participant's hourly wages or salary rate. A participant may also make unrestricted after-tax contributions in whole percentages of 1% to 10% of their hourly wages or salary rate as long as the total of 401(k) and unrestricted after-tax contributions do not exceed 20% of the participant's hourly wages or salary. Participants are immediately vested in their contributions plus actual earnings thereon. Participants who are at least age 50 as of the end of the plan year may make "catch up" contributions in accordance with the provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 (EGTRRA). The employer matching contribution at all locations is 100% of the first 3% of matched contributions, 50% of the next 4-8% matched contributions, and 25% of the final 2% of matched contributions. Employer matching contributions equal to 25% of employee "catch up" contributions are also made. A participant is cliff-vested in employer matching contributions after completion of three years of service or attainment of age 55.

The Plan will only accept a Direct Rollover of an Eligible Rollover Distribution from a qualified plan described in section 401(a) or 403(b) of the Code, excluding after-tax employee contributions and Participant Rollover Contributions of Eligible Rollover Distributions from a qualified plan described in Section 401(a) or 403(b) of the Code. The Plan will not accept rollovers from individual retirement accounts.

Investments of the Plan are participant directed. Employees are eligible to transfer accumulated employee or employer contributions daily. Employer matching contributions paid during the year ended December 31, 2012 were $1,725,358.

There are limitations on 401(k), unrestricted after-tax and employer-matching contributions made on behalf of highly compensated eligible employees to ensure that no prohibited discrimination takes place under the Internal Revenue Code (the “Code”). A participant affected by such limitations may have a portion of his or her contributions returned.

1.	PLAN DESCRIPTION AND FUNDING POLICY (Continued)

Participant Accounts - Contributions allocated to a specific fund are co-mingled with those of other participants and are invested in accordance with the nature of the specific fund. Pending such investment, the Trustee is authorized to invest in short-term securities of the United States of America or in other investments of a short-term nature. A separate account is maintained on behalf of each participant for each fund. Net appreciation or depreciation in fair value of investments, dividends, interest and expenses are allocated to participants based on their proportionate share of the funds.

Withdrawals - Any participant may withdraw, during employment, the value of the participant's unrestricted after-tax and rollover accounts and, if vested, the value of employer matching and STFA contributions which have been in the Plan for at least two years. Subject to certain conditions, a participant may withdraw the value of 401(k) contributions, in the case of hardship or after attaining age 59-l/2. The participant will be required to suspend subsequent contributions to the Plan for 6 months following any hardship withdrawal from the participant's 401(k) account.

Payment of Benefits and Forfeitures - Upon termination of a participant's employment at or after age 55, after three years or more of qualified service, because of total and permanent disability or death, or because of a certain group's termination, the value of the participant's accounts, including the value of all employer matching contributions, is distributable. If termination occurs other than as above, the value of nonvested employer matching contributions is forfeited and used to reduce subsequent employer matching contributions. The amount of forfeitures in 2012 and 2011 were $32,758 and $918, respectively, the majority of which were used to reduce employer contributions. Total forfeitures available to reduce future employer contributions at December 31, 2012 and 2011 totaled $122 and $0, respectively. Distributions may, at the option of the participant and subject to applicable law, be in a lump sum as either cash or shares of the Company's common stock.

Other - A participant has the right to direct the Trustee as to the manner in which to vote at each annual meeting and special meeting of the stockholders of the Company the number of shares of the Company's common stock held by the Trustee and attributable to the participant's SMI Stock Fund accounts as of the record date for the meeting. In addition, the participant has the right to determine whether shares of the Company's common stock held by the Trustee and attributable to the participant's SMI Stock Fund accounts should be tendered in response to offers therefore.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting - The financial statements of the Schweitzer-Mauduit International, Inc. Retirement Savings Plan (the "Plan") are prepared under the accrual method of accounting.

As described in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 946-210-45, Financial Services - Investments Companies, Balance Sheet, Other Presentation Matters, Fully Benefit-Responsive Investment Contracts, investment contracts held by a defined-contribution plan are required to be reported at fair value.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Common collective trust funds (“CCT”) held by a defined-contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts held by the CCT because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The Plan invests in investment contracts through a CCT (Stable return fund), which is fully benefit-responsive. The Statement of Net Assets Available for Benefits presents the fair value of the CCT as well as the adjustment from fair value to contract value. The Statement of Changes in Net Assets Available for Benefits is prepared on a contract value basis.

Funds under the Plan's investment contract with the Northwestern Mutual Life Insurance Company (“Northwestern”) have been allocated and applied to purchase annuities and are excluded from the Plan's assets. As such annuity contracts are liquidated by participant, the proceeds are transferred into the Plan.

Investment Valuation and Income Recognition - All investments were held by Wells Fargo Bank, N.A. (the "Trustee") as of December 31, 2012 and 2011 and are stated at fair value. Fair value is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (the exit price).

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation includes the Plan's gains and losses on investments bought and sold as well as held during the year.

Expenses - Brokerage fees, other direct costs of investments and taxes (including interest and penalties), if any, are paid by the Trustee from Plan assets. Other fees and expenses are paid by the Company.

Payment of Benefits - Benefits are recorded when paid.

Use of Estimates - The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein. Actual results could differ from those estimates.

3.	FAIR VALUE MEASUREMENTS

The framework for measuring fair value provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1) and the lowest priority to unobservable inputs (level 3). The three levels of the fair value hierarchy under FASB ASC 820 are described as follows:

Level 1	Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Plan has the ability to access.

Level 2	Inputs to the valuation methodology include:
-quoted prices for similar assets or liabilities in active market
-quoted prices for identical or similar assets or liabilities in inactive markets
-inputs other than quoted prices that are observable for the asset or liability
If the asset or liability has a specified (contractual) term, the level 2 input must be observable for substantially the full term of the asset or liability.

Level 3	Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset or liability's fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques maximize the use of relevant observable inputs and minimize the use of unobservable inputs.

Following is a description of the valuation methodologies used for assets measured at fair value. There have been no changes in the methodologies used at December 31, 2012 and 2011.

SMI stock fund: The Schweitzer-Mauduit International, Inc. Stock Fund (“SMI Stock Fund”) is a unitized fund which includes SMI common stock and an investment in an interest-bearing cash account for liquidity purposes. The total value of the Fund at any point in time is equal to the total market value of the common stock in the Fund plus the amount of cash. Each unit represented the ownership of both common shares and cash. The Company's common stock is traded on the New York Stock Exchange (“NYSE”). The valuation of the units closely tracks the quoted market price listed on the NYSE.

3.	FAIR VALUE MEASUREMENTS (Continued)

Registered investment companies: Valued at the daily closing price as reported by the fund. Mutual funds held by the Plan are open-end mutual funds that are registered with the Securities and Exchange Commission. These funds are required to publish their daily NAV and to transact at that price. The mutual funds held by the Plan are deemed to be actively traded.

Common collective trust funds: Valued at the net asset value (NAV) of units of a bank collective trust. The NAV, as provided by the trustee, is used as a practical expedient to estimate fair value. The NAV is based on the fair value of the underlying investments held by the fund less its liabilities. This practical expedient is not used when it is determined to be probable that the fund will sell the investment for an amount different than the reported NAV. Participant transactions (purchased and sales) may occur daily. Were the Plan to initiate a full redemption of the collective trust, the investment advisor reserves the right to temporarily delay withdrawal from the trust in order to ensure that securities liquidations will be carried out in an orderly business manner.

Stable return fund: Valued at NAV, exclusive of the adjustment to contract value. The use of NAV is deemed appropriate as the CCT does not have finite lives, unfunded commitments, or significant restrictions on redemptions.

The methods described above may produce fair value calculations that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

3.    FAIR VALUE MEASUREMENTS (Continued)

The following tables set forth by level, within the fair value hierarchy, the Plan's assets at fair value as of December 31, 2012 and December 31, 2011:

	Assets at Fair Value as of December 31, 2012

	Level 1	Level 2	Level 3	Total

SMI stock fund	$18,220,056	—	—	$18,220,056
Registered investment companies:
Target date funds	13,039,009	—	—	13,039,009
Mid Cap U.S. equity funds	5,235,321	—	—	5,235,321
Bond funds	7,221,995	—	—	7,221,995
Large Cap Non-U.S. equity funds	4,222,679	—	—	4,222,679
Growth funds	3,777,960	—	—	3,777,960
Small Cap U.S. equity funds	1,564,635	—	—	1,564,635
Large Cap U.S. equity funds	1,692,864	—	—	1,692,864
Common collective trust funds	—	6,606,266	—	6,606,266
Stable return fund	—	16,129,000	—	16,129,000
Total assets at fair value	$54,974,519	$22,735,266	—	$77,709,785

	Assets at Fair Value as of December 31, 2011

	Level 1	Level 2	Level 3	Total

SMI stock fund	$17,780,630	—	—	$17,780,630
Registered investment companies:		—	—
Target date funds	10,788,595	—	—	10,788,595
Mid Cap U.S. equity funds	5,470,337	—	—	5,470,337
Bond funds	4,816,892	—	—	4,816,892
Large Cap Non-U.S. equity funds	3,995,658	—	—	3,995,658
Growth funds	3,257,694	—	—	3,257,694
Small Cap U.S. equity funds	1,977,594	—	—	1,977,594
Large Cap U.S. equity funds	1,280,067	—	—	1,280,067
Common collective trust funds	—	5,560,365	—	5,560,365
Stable return fund	—	15,613,000	—	15,613,000
Total assets at fair value	$49,367,467	$21,173,365	—	$70,540,832

3.	FAIR VALUE MEASUREMENTS (Continued)

Fair Value of Investments in Entities that Use Net Asset Value

The following table summarizes investments measured at fair value based on net asset value (NAVs) per share as of December 31, 2012 and 2011, respectively.

December 31, 2012	Fair Value	Unfunded Commitments	Redemption Frequency (if currently eligible)	Redemption Notice Period
Common Collective Trust Funds:
Russell 2000 Index Fund N	$219,036	N/A	Daily	N/A
S&P Midcap Index Fund	$484,850	N/A	Daily	N/A
S&P 500 Index Fund	$5,902,380	N/A	Daily	N/A
Stable Return Fund	$16,129,000	N/A	Daily	N/A

December 31, 2011	Fair Value	Unfunded Commitments	Redemption Frequency (if currently eligible)	Redemption Notice Period
Common Collective Trust Funds:
Russell 2000 Index Fund N	$197,177	N/A	Daily	N/A
S&P Midcap Index Fund	$293,979	N/A	Daily	N/A
S&P 500 Index Fund	$5,069,209	N/A	Daily	N/A
Stable Return Fund	$15,613,000	N/A	Daily	N/A

Russell 2000 Index Fund
The Fund seeks to approximate as closely as practicable the total return, before deduction of fees and expenses, of the Russell 2000® Index. The Fund is an index fund that invests in the equity securities of companies that compose the Index. The Fund will pursue its objective through investment in one or more underlying collective investment funds maintained by BlackRock Institutional Trust Company, N.A.

S&P MidCap Index Fund
The Fund seeks to approximate as closely as practicable the total return, before deduction of fees and expenses, of the Standard & Poor's 400 MidCap Index. The Fund is an index fund that invests in the equity securities of companies that compose the Index. The Fund will pursue its objective through investment in one or more underlying collective investment funds maintained by BlackRock Institutional Trust Company, N.A.

3.	FAIR VALUE MEASUREMENTS (Continued)

S&P 500 Index Fund
The Fund seeks to approximate as closely as practicable the total return, before deduction of fees and expenses, of the Standard & Poor's 500 Index. The Fund is an index fund that invests in the equity securities of companies that compose the Index. The Fund will pursue its objective through investment in one or more underlying collective investment funds maintained by BlackRock Institutional Trust Company, N.A.

Stable Return Fund
The stable return fund invests all assets in Wells Fargo Stable Return Fund G, a collective trust fund sponsored by Wells Fargo Bank, N.A. The Wells Fargo Stable Return Fund G invests in investment contracts and security-backed contracts. An investment contract is a contract issued by a financial institution to provide a stated rate of return to the buyer of the contract for a specified period of time. A security-backed contract has similar characteristics as a traditional investment contract and is comprised of two parts: the first part is a fixed-income security or portfolio of fixed-income securities; the second part is a contract value guarantee (wrapper) provided by a third party. Wrappers provide contract value payments for certain participant-initiated withdrawals and transfers, a floor crediting rate, and return of fully accrued contract value at maturity.

4.	PARTY-IN-INTEREST TRANSACTIONS

At December 31, 2012, the Plan's SMI Stock Fund held 443,843 shares of the Company's common stock, and 28,985 shares were acquired, 232,777 shares were acquired in a 2 for 1 stock split and 73,705 shares were disposed of by the Fund during the year ended December 31, 2012. At December 31, 2011, the Plan's SMI Stock Fund held 255,786 shares of the Company's common stock, and 32,055 shares were acquired and 47,882 shares were disposed of by the Plan during the year ended December 31, 2011.

Investments in common collective trust funds and the stable return fund, which are managed by the Trustee, aggregated $22,735,266 and $21,173,365 at December 31, 2012 and 2011, respectively.

Investments in shares of registered investment companies, which are held by the Trustee but managed by the individual mutual fund companies, aggregated $36,754,463 and $31,586,837 at December 31, 2012 and 2011, respectively.

4.    PARTY-IN-INTEREST TRANSACTIONS (Continued)

Certain plan investments are shares of various investments managed by the Wells Fargo Bank, N.A. Wells Fargo Bank, N.A. is the trustee as defined by the Plan and therefore these transactions qualify as party-in-interest transactions. The primary fees paid by the plan relate to investment management fees charged on a daily basis to the various investments held. It is impractical to estimate the total fees paid through this arrangement with the trustee.

The above transactions are exempt from the prohibitions against party-in-interest transactions under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

5.    PRIORITIES UPON TERMINATION OF THE PLAN

The Company has the right under the Plan to terminate the Plan subject to the provisions of ERISA. In the event of termination of the Plan, all participants will become fully vested in their accounts. Management of the Company has indicated it has no current intentions to terminate the Plan.

6.    TAX STATUS

The Internal Revenue Service (IRS) has determined and informed the Company by a letter dated in January of 2012 that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (IRC), therefore, the Plan is qualified and the related trust is tax exempt.

Accounting principles generally accepted in the United States of America require plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the taxing authorities. The plan administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2012, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The plan administrator believes it is no longer subject to income tax examinations for years prior to 2009.

7.    INVESTMENTS

The following presents investments that represent 5 percent or more of the Plan's net assets:

	December 31,
	2012	2011

Schweitzer-Mauduit International, Inc. Stock Fund	$18,220,056	$17,780,630
Stable Return Fund (at contract value)	15,674,064	15,217,653
PIMCO Total Return Fund	7,221,995	4,816,892
S&P 500 Index Fund	5,902,380	5,069,209
Artisan Mid Cap Value Investor Fund	5,235,321	5,470,337
MFS Research International Fund	4,222,679	3,995,658

During 2012, the Plan's investments appreciated in value including gains and losses on investments bought and sold, as well as held during the year, as follows:

Schweitzer-Mauduit International, Inc. Stock Fund	$2,754,042
Registered investment companies	3,477,828
Common collective trust funds	913,714
Stable return fund	252,559
Net appreciation in the fair value of investments	$7,398,143

8.    RISKS AND UNCERTAINTIES

The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants' account balances and the amounts reported in the statement of net assets available for benefits.

SUPPLEMENTAL INFORMATION

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. RETIREMENT SAVINGS PLAN
SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES AT END OF YEAR
Form 5500, Schedule H, Part IV, Line 4i, December 31, 2012
Plan No. 002
EIN No. 62-1612879

(a)	(b)	(c)		(d)	(e)
	Identity of Issue	Description of Investment
	Borrower, Lessor,	Including Maturity Date, Rate of
	or Similar Party	Interest, Collateral, Par or Maturity Value	Shares	Cost	Current Value

*	Schweitzer-Mauduit International, Inc.	Schweitzer-Mauduit International, Inc. Stock Fund	370,921	(A)	$18,220,056

		Shares of Registered Investment Companies:
*	Wells Fargo Bank, N.A.	Artisan Mid Cap Value Investor Fund	251,819	(A)	5,235,321
*	Wells Fargo Bank, N.A.	Delaware Small Cap Value Fund	36,893	(A)	1,564,635
*	Wells Fargo Bank, N.A.	Eagle Small Cap Growth Fund	29,564	(A)	1,293,723
*	Wells Fargo Bank, N.A.	MFS Research International Fund	268,107	(A)	4,222,679
*	Wells Fargo Bank, N.A.	MFS Value Fund	66,965	(A)	1,692,864
*	Wells Fargo Bank, N.A.	Prudential Jennison Mid Cap Growth Fund	16,351	(A)	510,651
*	Wells Fargo Bank, N.A.	T. Rowe Price Growth Stock Advantage Fund	52,784	(A)	1,973,586
*	Wells Fargo Bank, N.A.	PIMCO Total Return Fund	642,526	(A)	7,221,995
*	Wells Fargo Bank, N.A.	Target Today Fund	94,399	(A)	1,045,481
*	Wells Fargo Bank, N.A.	Target 2010 Fund	30,855	(A)	412,838
*	Wells Fargo Bank, N.A.	Target 2015 Fund	216,677	(A)	2,171,101
*	Wells Fargo Bank, N.A.	Target 2020 Fund	186,916	(A)	2,710,278
*	Wells Fargo Bank, N.A.	Target 2025 Fund	320,694	(A)	3,110,733
*	Wells Fargo Bank, N.A.	Target 2030 Fund	120,688	(A)	1,806,703
*	Wells Fargo Bank, N.A.	Target 2035 Fund	101,797	(A)	976,230
*	Wells Fargo Bank, N.A.	Target 2040 Fund	36,861	(A)	607,104
*	Wells Fargo Bank, N.A.	Target 2045 Fund	12,522	(A)	121,340
*	Wells Fargo Bank, N.A.	Target 2050 Fund	8,337	(A)	77,201
		Total Shares of Registered Investment Companies			36,754,463

		Common Collective Trust Funds:
*	Wells Fargo Bank, N.A.	Russell 2000 Index Fund N	10,465	(A)	219,036
*	Wells Fargo Bank, N.A.	S&P Midcap Index Fund	5,750	(A)	484,850
*	Wells Fargo Bank, N.A.	S&P 500 Index Fund	83,544	(A)	5,902,380
		Total Common Collective Trust Funds			6,606,266

*	Wells Fargo Bank, N.A.	Stable Return Fund	330,403	(A)	16,129,000

	Total Investments				$77,709,785
* Sponsor and/or issuer known to be a party-in-interest to the Plan.
(A) Cost information is not required to be presented for participant-directed investments.
See report of independent registered public accounting firm.